EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $3.05 on Record Revenues of $223 Million

ROGERS, Ark., Nov. 16, 2020 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the second quarter of fiscal year 2021.

“Our disciplined execution and ongoing focus are propelling the business forward at an accelerating pace. At the same time, significant investments in key areas are laying the groundwork for future growth. Notwithstanding the tight used vehicle market - especially at the lower price points - we generated a meaningful increase in revenues. The market we serve is large and fragmented, and consumer expectations and shopping preferences are changing. We have a healthy paranoia about change and are committed to re-inventing the business in order to adapt and prepare us for long-term market leadership,” said Jeff Williams, President and CEO. “Our business continues to both generate cash and increased borrowing capacity while maintaining a conservative balance sheet, enabling us to think big about our place in the world."

“We continue to make significant investments in the areas of customer experience, inventory procurement and recruiting and training. Improvements in these key areas will drive increased traffic and productivity. Corresponding technology and systems upgrades support these initiatives and provide a foundation for future growth. For example, the centralization of certain functions dovetails with the advantages of our localized branch structure; the ability to make key customer decisions locally is important to our success,” added Mr. Williams. “We are aggressively addressing changes in consumer buying preferences by building an efficient, seamless, digital and customer-friendly sales process that compares favorably with alternatives. Further, as our infrastructure strengthens, we will aggressively market our lower total cost of ownership advantage. Also, we will heavily promote the more intangible but very real advantages that consumers realize when they are part of the Car-Mart family. We are committed to giving our customers ‘Peace of Mind’ by ‘Keeping Them on the Road.’ We take the stress out of one area of our customers’ lives and believe strongly that we have an obligation to serve significantly more customers over time.”

“Our offering is unique, and we believe that our existing dealerships have significant room to grow. We will prioritize the allocation of capital with an eye to gaining market share in the areas we currently serve. We have opened two new dealerships this fiscal year and currently have two more in process - Edmond and Norman, Oklahoma. We are proud to be growing while simultaneously building an infrastructure that will support a much larger business. This is possible largely because of the commitment of our associates and the power of our business model,” said Mr. Williams. “There is real consumer enthusiasm for our offering driven by a superior proposition, local presence, and genuine commitment to customers. Coupled with the advantages of our captive lending arrangement and relentless focus on costs, we believe that our future is very bright.”

“Our overall revenue increase was driven by a 15.3% increase in the average retail sales price combined with a $4.1 million increase in interest income. Our second quarter sales volumes were impacted by the continued tight supply of vehicles at lower price points resulting in a lack of an affordable alternative for some of our customers. This impacted our productivity per dealership,” said Vickie Judy, Chief Financial Officer. “Net charge-offs for the quarter, as a percentage of average finance receivables, were down to 4.7%. Our selling, general, and administrative expenses returned to pre-pandemic levels, reflecting our commitment to have a strong infrastructure to support a growing customer base. We did have some nice leveraging of these expenses at 16.5% of sales compared to 16.9% for the prior year comparable quarter.”

“Our cash balance is $19.5 million and our debt, net of cash, to finance receivable is 28%. During the quarter, we added $49.4 million in receivables, increased inventory by $11.2 million, funded $2.2 million in net capital expenditures, and repurchased $6.1 million of our common stock, a total of $68.9 million utilizing $31.1 million of cash and no increase in debt. We will continue to stay focused on a strong balance sheet and cash flows while ensuring we are investing with an eye for the future,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Tuesday, November 17, 2020 at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #4393992.

About America's Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Car-Mart was named to the Forbes America’s Best Mid-Size Employers list for two consecutive years in 2019 and 2018 and has sold over 700,000 vehicles since fiscal year 2000.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  business and economic disruptions and uncertainty resulting from the COVID-19 pandemic and efforts to mitigate the financial impact and health risks associated with the pandemic;
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Contacts:        Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2020	Three Months Ended
	October 31,		vs.	October 31,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	14,022	13,763	1.9%
Average number of stores in operation	150	145	3.4
Average retail units sold per store per month	31.2	31.6	(1.3)
Average retail sales price	$13,365	$11,589	15.3
Gross profit per retail unit	$5,705	$4,935	15.6
Same store revenue growth	12.8%	12.2%
Net charge-offs as a percent of average finance receivables	4.7%	6.1%
Collections as a percent of average finance receivables	12.9%	13.3%
Average percentage of finance receivables-current (excl. 1-2 day)	84.8%	83.5%
Average down-payment percentage	6.4%	6.0%

Period End Data:
Stores open	150	145	3.4%
Accounts over 30 days past due	2.5%	3.5%
Active customer count	83,945	78,910	6.4%
Finance receivables, gross	$692,775	$587,087	18.0%

Operating Statement:
Revenues:
Sales	$196,684	$167,743	17.3%	100.0%	100.0%
Interest income	26,676	22,567	18.2	13.6	13.5
Total	223,360	190,310	17.4	113.6	113.5

Costs and expenses:
Cost of sales	116,690	99,826	16.9	59.3	59.5
Selling, general and administrative	32,536	28,296	15.0	16.5	16.9
Provision for credit losses	43,862	41,177	6.5	22.3	24.5
Interest expense	1,658	2,081	(20.3)	0.8	1.2
Depreciation and amortization	928	971	(4.4)	0.5	0.6
Loss (gain) on disposal of property and equipment	(64)	2	(3,300.0)	-	-
Total	195,610	172,353	13.5	99.5	102.7

Income before taxes	27,750	17,957		14.1	10.7

Provision for income taxes	6,554	4,070		3.3	2.4

Net income	$21,196	$13,887		10.8	8.3

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$21,186	$13,877

Earnings per share:
Basic	$3.20	$2.10
Diluted	$3.05	$2.00

Weighted average number of shares used in calculation:
Basic	6,627,780	6,621,562
Diluted	6,935,707	6,952,667

			% Change	As a % of Sales
	Six Months Ended		2020	Six Months Ended
	October 31,		vs.	October 31,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	26,198	26,286	(0.3)%
Average number of stores in operation	150	145	3.4
Average retail units sold per store per month	29.1	30.2	(3.6)
Average retail sales price	$13,102	$11,504	13.9
Gross profit per retail unit	$5,646	$4,912	14.9
Same store revenue growth	9.5%	7.6%
Net charge-offs as a percent of average finance receivables	9.6%	11.5%
Collections as a percent of average finance receivables	25.9%	26.8%
Average percentage of finance receivables-current (excl. 1-2 day)	84.8%	83.3%
Average down-payment percentage	6.9%	6.2%

Period End Data:
Stores open	150	145	3.4%
Accounts over 30 days past due	2.5%	3.5%
Active customer count	83,945	78,910	6.4%
Finance receivables, gross	$692,775	$587,087	18.0%

Operating Statement:
Revenues:
Sales	$359,483	$317,817	13.1%	100.0%	100.0%
Interest income	51,788	44,371	16.7	14.4	14.0
Total	411,271	362,188	13.6	114.4	114.0

Costs and expenses:
Cost of sales	211,564	188,711	12.1	58.9	59.4
Selling, general and administrative	61,293	56,967	7.6	17.1	17.9
Provision for credit losses	79,946	72,652	10.0	22.2	22.9
Interest expense	3,377	4,085	(17.3)	0.9	1.3
Depreciation and amortization	1,866	1,938	(3.7)	0.5	0.6
Loss (gain) on disposal of property and equipment	(64)	39	(264.1)	-	-
Total	357,982	324,392	10.4	99.6	102.1

Income before taxes	53,289	37,796		14.8	11.9

Provision for income taxes	12,529	8,398		3.5	2.6

Net income	$40,760	$29,398		11.3	9.2

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$40,740	$29,378

Earnings per share:
Basic	$6.14	$4.42
Diluted	$5.88	$4.21

Weighted average number of shares used in calculation:
Basic	6,630,112	6,652,922
Diluted	6,925,651	6,984,709

	October 31,	April 30,	October 31,
	2020	2020	2019

Cash and cash equivalents	$19,533	$59,560	$2,474
Finance receivables, net	$519,810	$466,141	$451,606
Inventory	$67,428	$36,414	$48,103
Total assets	$716,344	$667,324	$575,367
Total debt	$213,523	$215,568	$176,970
Treasury stock	$252,991	$246,911	$245,598
Total equity	$343,631	$302,759	$278,359
Shares outstanding	6,602,148	6,619,319	6,566,321

Finance receivables:
Principal balance	$692,775	$621,182	$587,087
Deferred revenue - payment protection plan	(26,840)	(24,480)	(22,836)
Deferred revenue - service contract	(13,236)	(11,641)	(11,265)
Allowance for credit losses	(172,965)	(155,041)	(135,481)

Finance receivables, net of allowance and deferred revenue	$479,734	$430,020	$417,505

Allowance as % of principal balance net of deferred revenue	26.5%	26.5%	24.5%

Changes in allowance for credit losses:
	Six months Ended
	October 31,
	2020	2019
Balance at beginning of period	$155,041	$127,842
Provision for credit losses	79,946	72,652
Charge-offs, net of collateral recovered	(62,022)	(65,013)
Balance at end of period	$172,965	$135,481